EXHIBIT 99.1

May 2024

Dakota ETHANOL

LACP

PO Box 100
Wentworth, SD 57075

605-483-2676 (corn)
888-539-2676 (corn)

www.dakotaethanol.com

Office hours:
8:00 a.m. to 5:00 p.m. (M-F)

Receiving/shipping hours:
7:30 a.m. to 4:30 p.m. (M-F)

Investor Relations email:
investor-relations@dakotaethanol.com

Contact information

Do we have your current address and phone number? Have you moved? No longer have a home phone? Is your cell phone your only phone number? What is your email address? Call or send an email to investor-relations@dakotaethanol.com with your current contact information.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words "believe", "expect", "will", "can", "estimate", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results; which could, and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings, copies of which are available through our website or upon request.

CEO Report:

Construction: Inside & out

Wherever you look, there is construction activity all around the plant. Contractors are busy inside the plant working to replace and upgrade the dehydration sieve bottles and add corn oil extraction equipment. The equipment projects are on track for Q4 2024 completion.

Crews are working outside to pour concrete for the driving surfaces, including our previously gravel entrance (below). Please watch the website to be aware of changing traffic restrictions due to construction activity. Concrete activity will carry on through the remainder of the summer.

—Scott Mundt, CEO



Process continues to move toward SEC deregistration

The board, management and counsel are working on the proxy statement to be filed with the Securities Exchange Commission (SEC). As outlined in the letter to members in April, the board intends to bring the matter of deregistration to a vote of the membership. Following approval of the proxy by the SEC, additional information will be sent to the members as soon as possible. Informational meetings will be scheduled to provide the members the opportunity to attend to learn more about the process and the vote. The meeting dates and locations will be announced in the future.

Dakota Ethanol LLC May 2024 Page 2

CFO Report:

Lower commodity prices hit profits

Balance Sheet Data	3/31/24	12/31/23
Current Assets	$26,842,452	$61,486,747
Total Assets	160,640,663	193,384,154
Current Liabilities	12,505,502	37,989,725
Long-Term Liabilities	19,441,278	20,001,000
Member's Equity	128,693,883	135,393,429
Book Value Per Capital Unit	4.34	4.57

Statement of Operations	Three Months Ended 3/31/2024	Three Months Ended 3/31/2023
Revenues	$46,647,681	$77,841,106
Gross Profit	2,575,640	3,898,593
Net Income	$2,357,654	$3,417,060
Capital Units Outstanding	29,620,000	29,620,000
Net Income Per Capital Unit	$0.08	$0.12

First quarter 2024 provided lower profits compared to the first quarter of 2023. Revenues and cost of revenues were both lower with commodity and energy market decreases as strong production and higher inventories moved values lower. Based on 2023 performance, the board declared and paid $0.30 per unit distributions during the first quarter of 2024.

—Rob Buchholtz, CFO

Unit sales holding steady so far in 2024

The table contains information concerning completed unit transactions that occurred over the last four quarters. There are 29,620,000 capital units issued and outstanding. The total 99,500 units traded from second quarter 2023 through first quarter 2024 represents 0.34% of units outstanding.

First quarter 2024 trading totalled 20,000 units traded at $6.00-$6.06 per unit.

Quarter	Low Price	High Price	Average	Units Traded
Second Quarter 2023	4.24	4.47	4.25	51,000
Third Quarter 2023	4.49	4.49	4.49	3,500
Fourth Quarter 2023	6.00	6.08	6.06	25,000
First Quarter 2024	6.00	6.06	6.01	20,000

For more details on Lake Area Corn Processors, LLC trading please contact Variable Investment Advisors at 1-800-859-3018, visit their website at www.agstocktrade.com or contact our office.

2025 proposals, nominations due Nov. 8

Any member wishing to have a proposal included in the 2025 annual meeting information statement must submit the proposal in writing to the company by November 8, 2024. Manager nominations must be made on a Manager Nomination Petition and submitted by January 1, 2025, unless the company notifies the members of a different deadline. We suggest that proposals for the 2025 annual meeting of members and manager nominations be submitted by certified mail-return receipt requested. Members who intend to present a proposal at the 2025 annual meeting of members, without including such proposal in the annual meeting information statement, must provide notice of such proposal no later than January 24, 2025. Lake Area Corn Processors reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.